Exhibit 4.8

FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1–	Name and Address of Company:

Cynapsus Therapeutics Inc.

828 Richmond Street West

Toronto, Ontario M6J 1C9

(the “Corporation”)

Item 2–	Date of Material Change:

June 4, 2015.

Item 3–	News Release:

A news release was issued on June 4, 2015, a copy of which is annexed hereto as Schedule “A”.

Item 4–	Summary of Material Change:

Cynapsus Therapeutics Inc., a specialty central nervous system pharmaceutical company focused on the treatment of OFF episodes in Parkinson’s disease, announced the grant of U.S. Patent No. 9,044,475, an additional patent in its sublingual apomorphine portfolio. This patent is solely owned by Cynapsus and granted with claims that provide Cynapsus with protection of pharmaceutical dosage forms that combine apomorphine hydrochloride particles with an organic pH neutralizing agent and a permeation enhancer in a sublingual film. This patent is scheduled to expire in June of 2030 and covers Cynapsus’ Parkinson’s product candidate, APL-130277, and related formulations. APL-130277 is designed to be safe and easily self-administered by patients with Parkinson’s disease.

Item 5–	Full Description of Material Change:

See attached news release.

Item 6–	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not Applicable.

Item 7–	Omitted Information:

Not Applicable.

Item 8–	Executive Officer:

For further information, please contact:

Andrew Williams

Chief Operating Officer / Chief Financial Officer

828 Richmond Street West

Toronto, Ontario M6J 1C9

Telephone: (416) 703-2449 (ext. 253)

Item 9–	Date of Report:

DATED at Toronto, Ontario, this 4th day of June, 2015.

SCHEDULE “A”

PRESS RELEASE

Cynapsus Therapeutics Announces Issuance of U.S. Patent Providing Broad Coverage for Sublingual Apomorphine

June 4, 2015

TORONTO – Cynapsus Therapeutics Inc., a specialty central nervous system pharmaceutical company focused on the treatment of OFF episodes in Parkinson’s disease, is pleased to announce the grant of U.S. Patent No. 9,044,475, an additional patent in its sublingual apomorphine portfolio. This patent is solely owned by Cynapsus and granted with claims that provide Cynapsus with protection of pharmaceutical dosage forms that combine apomorphine hydrochloride particles with an organic pH neutralizing agent and a permeation enhancer in a sublingual film. This patent is scheduled to expire in June of 2030 and covers Cynapsus’ Parkinson’s product candidate, APL-130277, and related formulations. APL-130277 is designed to be safe and easily self-administered by patients with Parkinson’s disease.

The issued patent is the third to issue as a U.S. patent from the company’s patent application filings directed to sublingual apomorphine therapies. Cynapsus’ intellectual property position includes other patent applications that seek to further protect additional features of sublingual apomorphine films.

“As one of the original inventors and the CEO of Cynapsus, I am pleased that we have obtained this significant patent issuance. This U.S. patent is part of our broad based patent strategy. It is significant to Cynapsus in that it provides protection for our technology that allows for a clinically meaningful and convenient delivery method of apomorphine, the only drug to be known to rapidly turn patients ON while they are experiencing all types of OFF episodes associated with Parkinson’s disease,” said Mr. Anthony Giovinazzo, President and CEO.

About Cynapsus

Cynapsus is a specialty central nervous system pharmaceutical company developing and preparing to commercialize a Phase 3, fast-acting, easy-to-use, sublingual thin film for the on-demand turning ON of debilitating OFF episodes associated with Parkinson’s disease.

More information about Cynapsus (TSX: CTH) (OTCQX: CYNAD) is available at www.cynapsustherapeutics.com and at the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

Contact Information

Cynapsus Therapeutics

Anthony Giovinazzo

President and CEO

(416) 703-2449 x225

ajg@cynapsus.ca

Andrew Williams

COO & CFO

(416) 703-2449 x253

awilliams@cynapsus.ca

Forward-Looking Statements

This announcement contains “forward-looking statements” within the meaning of applicable securities laws. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes” or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of Cynapsus to be materially different from those expressed or implied by such forward-looking statements, including but not limited to those risks and uncertainties relating to Cynapsus’ business disclosed under the heading “Risk Factors” in its Annual Information Form and its other filings with the various Canadian securities regulators which are available online at www.sedar.com. Although Cynapsus has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cynapsus does not undertake to update any forward-looking statements, except in accordance with applicable securities laws.

Neither the TSX nor the OTCQX International has approved or disapproved of the contents of this press release.

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